Free Writing Prospectus

Filed pursuant to Rule 433

Dated May 18, 2015

Relating to

Preliminary Prospectus Supplement dated May 18, 2015 to

Prospectus dated November 19, 2014

Registration Statement No. 333-200373

Final Term Sheet

$500,000,000 2.625% Notes due 2021

Issuer:	Emerson Electric Co.

Principal Amount:	$500,000,000

Title of Securities:	2.625% Notes due 2021

Trade Date:	May 18, 2015

Original Issue Date (Settlement Date):	May 21, 2015

Maturity Date:	December 1, 2021

Benchmark Treasury:	1.375% due April 30, 2020

Benchmark Treasury Yield:	1.535%

Spread to Benchmark Treasury:	110 basis points

Interest Rate:	2.625% per annum

Yield to Maturity:	2.635%

Public Offering Price:	99.940%

Gross Proceeds to Issuer:	$499,700,000

Interest Payment Dates:	Semi-annually in arrears on each June 1 and December 1, commencing December 1, 2015

Redemption Provision:

Make-Whole Call:	Treasury Rate plus 15 basis points prior to November 1, 2021

Par Call:	On or after November 1, 2021

CUSIP:	291011 BF0

ISIN:	US291011BF04

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Barclays Capital Inc. Deutsche Bank Securities Inc. BNP Paribas Securities Corp.

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	RBC Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

$500,000,000 3.150% Notes due 2025

Issuer:	Emerson Electric Co.

Principal Amount:	$500,000,000

Title of Securities:	3.150% Notes due 2025

Trade Date:	May 18, 2015

Original Issue Date (Settlement Date):	May 21, 2015

Maturity Date:	June 1, 2025

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Yield:	2.237%

Spread to Benchmark Treasury:	95 basis points

Interest Rate:	3.150% per annum

Yield to Maturity:	3.187%

Public Offering Price:	99.684%

Gross Proceeds to Issuer:	$498,420,000

Interest Payment Dates:	Semi-annually in arrears on each June 1 and December 1, commencing December 1, 2015

Redemption Provision:

Make-Whole Call:	Treasury Rate plus 15 basis points prior to March 1, 2025

Par Call:	On or after March 1, 2025

CUSIP:	291011 BG8

ISIN:	US291011BG86

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Barclays Capital Inc. Deutsche Bank Securities Inc. BNP Paribas Securities Corp.

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	RBC Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) and prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Barclays Capital Inc. toll-free at 1-888-603-5847 or HSBC Securities USA (Inc.) toll-free at 1-866-811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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